Exhibit 10.1

Lithia Motors, Inc.

Executive Management Non-Qualified Deferred Compensation

and Long-Term Incentive Plan

Prepared by:

601 SW Second Avenue, Suite 2100

Portland, OR 97204

(503) 778-2149

TABLE OF CONTENTS

ARTICLE 1 PURPOSE; DATE		1

ARTICLE 2 DEFINITIONS		1
2.1	Account	1
2.2	Account Balance	1
2.3	Affiliates	1
2.4	Annual Installment Method	2
2.5	Base Salary	2
2.6	Beneficiary	2
2.7	Board	2
2.8	Bonus Compensation	2
2.9	Change in Control	3
2.10	Class Year Account	3
2.11	Code	3
2.12	Committee	3
2.13	Company	3
2.14	Deferrable Compensation	3
2.15	Deferrable Compensation Payment Date	4
2.16	Deferral Period	4
2.17	Determination Date	5
2.18	Disability	5
2.19	Discretionary Contributions	5
2.20	Discretionary Contributions Account	5
2.21	Earnings	5
2.22	Effective Date	5
2.23	Elective Deferral Contributions	5
2.24	Elective Deferral Contributions Account	6
2.25	Eligible Employee	6
2.26	Employee	6
2.27	ERISA	6
2.28	Ineligible Employee	6
2.29	Notice of Discretionary Contribution Award	7
2.30	Participant	7
2.31	Participation Election	7
2.32	Part-Year Participant	7
2.33	Plan	7
2.34	Plan Year	8
2.35	Separation from Service	8
2.36	Specified Employee	8
2.37	Subaccount	8
2.38	Unforeseeable Financial Emergency	8

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ARTICLE 3 PARTICIPATION AND DEFERRALS		9
3.1	Eligibility and Participation	9
3.2	Form of Deferral	10
3.3	Limitations on Deferrals	10
3.4	Continuation of Deferral Amount	10
3.5	Effect of Disability on Participation Elections	11

ARTICLE 4 ELECTIVE DEFERRAL CONTRIBUTIONS		11
4.1	Withholding of Elective Deferral Contributions	11
4.2	Timing of Credits; Tax and Other Withholding	11
4.3	Vesting of Accounts; Forfeiture	11

ARTICLE 5 DISCRETIONARY CONTRIBUTIONS		12
5.1	Discretionary Contributions	12
5.2	Vesting of Accounts; Forfeiture	12

ARTICLE 6 ACCOUNTS		13
6.1	Account	13
6.2	Determination of Accounts and Subaccounts	13
6.3	No Actual Investments	13
6.4	Statement of Accounts	13
6.5	Tax and Other Withholding	14

ARTICLE 7 BENEFIT PAYMENTS		14
7.1	Early Withdrawals	14
7.2	Separation from Service	16
7.3	Distributions due to Qualified Domestic Relations Orders, 409A Taxation	17
7.4	Withholding; Payroll Taxes	17
7.5	Payments Subject to Code Section 162(m)	17
7.6	Payment to Guardian	18
7.7	Payments to Specified Employees	18
7.8	Payments upon Death	18
7.9	Permissible Acceleration of Payments Under Treasury Regulations	18

ARTICLE 8 BENEFICIARY DESIGNATION		19
8.1	Beneficiary	19
8.2	Beneficiary Designation; Change	19
8.3	Acknowledgment	19
8.4	No Beneficiary Designation	19
8.5	Doubt as to Beneficiary	19
8.6	Discharge of Obligations	19

ARTICLE 9 ADMINISTRATION		20
9.1	Powers and Authority of the Company	20
9.2	Plan Administrator	20
9.3	Binding Effect of Decisions	21
9.4	Indemnification	22
9.5	Effect of a Mistake	22

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ARTICLE 10 AMENDMENT AND TERMINATION OF PLAN		22
10.1	Amendment	22
10.2	Company’s Right to Terminate	23
10.3	Adoption of Plan by Affiliates	23
10.4	Action Binding on Participating Affiliates	23
10.5	Termination of Participating Affiliate	23

ARTICLE 11 MISCELLANEOUS		24
11.1	Unfunded Plan	24
11.2	Unsecured General Creditor	24
11.3	Trust Fund	24
11.4	Nonassignability	25
11.5	Not a Contract of Employment	25
11.6	Governing Law	25
11.7	Validity	26
11.8	Successors	26
11.9	Captions	26
11.10	Entire Agreement	26
11.11	Code Section 409A	26
11.12	Furnishing Information	27
11.13	Insurance	27

ARTICLE 12 CLAIMS PROCEDURES		27
12.1	Presentation of Claim	27
12.2	Notification of Decision	28
12.3	Review of a Denied Claim	28
12.4	Decision on Review	28
12.5	Legal Action	29

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ARTICLE 1

PURPOSE; DATE

The purpose of the Lithia Motors, Inc. Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan is to provide current tax planning opportunities as well as supplemental funds for retirement or death for a select group of management or highly compensated Employees of the Company. It is intended that the benefits provided under the Plan will aid in attracting and retaining individuals of exceptional ability. The Plan is a nonqualified deferred compensation plan intended to be an unfunded plan as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

ARTICLE 2

DEFINITIONS

Whenever used in this document, the following terms shall have the meanings set forth in this Article 2 unless a contrary or different meaning is expressly provided:

2.1           Account

“Account” means the separate account established and maintained for each Participant which represents his or her interest in the Plan as of any date, and which consists of the sum of the following Subaccounts, as adjusted for allocations of Earnings, distributions and other factors that may affect the value of such Subaccounts: the Elective Deferral Contributions Account and the Discretionary Contributions Account.

2.2          Account Balance

“Account Balance” means, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Elective Deferral Contribution Account balance and (ii) the vested balance in the Participant’s Discretionary Contributions Account. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

2.3          Affiliates

“Affiliates” means (a) any corporation which, together with the Company, is part of a controlled group of corporations as defined in Code Section 414(b); and (b) any unincorporated trade or business that is under common control with the Company as defined in Code Section 414(c). The applicable percentages for the tests under Code Sections 414(b) and (c) (and Code Section 1563(a), as applicable) shall remain unchanged for purposes of the Plan, to the extent provided in Treasury Regulation Section 1.409A-1(h)(3).

2.4          Annual Installment Method

“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the last business day of each calendar year. Payments due to be made in any year shall be paid as soon as practicable after the beginning of the year, based upon the participant’s Account Balance as of the end of the prior year, but in no event later than the 15th day of the third month after the end of the prior year. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition.

2.5          Base Salary

“Base Salary” means the cash compensation relating to services performed during any calendar year, excluding Bonus Compensation, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Employer (including this Plan) and shall be calculated to exclude amounts not otherwise included in the Participant’s gross income under Code Sections 125, 132(f) or 401(k) pursuant to plans established by the Company; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

2.6          Beneficiary

“Beneficiary” means the person, persons or entity (approved by the Committee) and entitled under Article 8 to receive any Plan benefits payable after a Participant’s death.

2.7          Board

“Board” means the Board of Directors of the Company, including any committee of the Board to which the Board has delegated authority with respect to the Plan.

2.8          Bonus Compensation

“Bonus Compensation” means any and all bonuses or incentive compensation earned by a Participant in a Plan Year (whether or not earned on the basis of services performed over an annual period) under any cash bonus or incentive plan or program of the Company or any Affiliate, including commissions, and whether or not paid in such Plan Year. Notwithstanding the foregoing to the contrary, Bonus Compensation excludes Discretionary Contributions awarded under this Plan.

2.9          Change in Control

“Change in Control” means the occurrence of an event described in Code Section 409A(a)(2)(A)(v) or the final Treasury Regulations issued thereunder, with respect to the Company or an Affiliate which is the Participant’s Employer.

2.10        Class Year Account

“Class Year Account” means each of a Participant’s Subaccounts, plus Earnings thereon for each Plan Year that a contribution is made (e.g., 2011 Elective Deferral Contributions Account, 2012 Discretionary Contributions Account, etc.).

2.11        Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.12        Committee

“Committee” means the Compensation Committee of the Company’s Board, which has administrative authority under the Plan pursuant to Article 9. Where applicable, “Committee” also refers to any individual or entity to which the Committee has delegated authority to act with respect to the Plan.

2.13        Company

“Company” means Lithia Motors, Inc., an Oregon corporation, and any successor thereto which assumes its obligations under the Plan. Except as used in Article 10, “Company” also includes any participating Affiliates. Where applicable, “Company” also refers to any individual or entity to which the Company has delegated authority to act with respect to the Plan, including the Committee pursuant to Section 9.1.

2.14        Deferrable Compensation

“Deferrable Compensation” means, for the period specified in a Participation Election, all Base Salary and Bonus Compensation payable to a Participant in cash and any other amounts that would be paid in cash but for a compensation reduction agreement pursuant to Code Section 125, 132(f)(4) or 401(k) or pursuant to the Participant’s Elective Deferral Contributions made under the Plan. However, the following items shall not be included in the Participant’s Deferrable Compensation:

(a)     Distributions from the Plan and any other taxable distributions received by the Participant from an unfunded, nonqualified plan of deferred compensation;

(b)     Bonus or other incentive payments other than Bonus Compensation;

(c)     Allowances, including hardship allowances, office stipend allowances (i.e., certain amounts provided to help employees set up home offices), relocation allowances, car allowances, parking allowances, store mileage allowances, housing allowances for expatriates, cost-of-living adjustment allowances; child education allowances, any military allowance, and any tax allowances for expatriates;

(d)     Gifts and awards, whether paid in kind or in cash (other than cash awards designated by the Company as includable in Deferrable Compensation at the time of the award);

(e)     Severance pay;

(f)     Sign-on bonuses;

(g)     Non-U.S. source income paid to Participants who are U.S. citizens;

(h)     Tuition reimbursement and child day care scholarships;

(i)     Short-term and long-term disability benefit income;

(j)     Discretionary Contributions under this Plan; and

(k)     Differential wage payments paid to employees in qualified military service.

2.15        Deferrable Compensation Payment Date

“Deferrable Compensation Payment Date” means, with respect to a Plan Year, each date during that Plan Year on which Deferrable Compensation is paid (or would be paid, but for an election pursuant to a Participation Election to have the Deferrable Compensation otherwise payable on that date reduced). For example, each date on which a regular payroll check for a payroll period is given to an Eligible Employee is a Deferrable Compensation Payment Date.

2.16        Deferral Period

“Deferral Period” means the 12-month period beginning on January 1 and ending December 31, or the period ending on December 31 that is established by the Committee for part-year participation.

2.17        Determination Date

“Determination Date” means the last day of each calendar month.

2.18        Disability

“Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, incapable of continuing his or her usual and customary employment with the Company and is receiving income replacement benefits for a period of not less than three months from the Company’s long-term disability plan (or if not eligible to participate in any such plan, is unable to engage in any substantial gainful activity by reason of such impairment). This definition is intended to be applied in accordance with and be no more expansive than the definition of “Disability” under Code Section 409A.

2.19        Discretionary Contributions

“Discretionary Contributions” means the contributions, if any, made by the Company to the Plan. The aggregate amount of Discretionary Contributions allocated to the Plan for any Plan Year shall be such amount as determined by the Board in its sole discretion. The vesting schedule for Discretionary Contributions shall be the schedule shown in Section 5.2, or such other schedule the Board shall determine at the time it elects to make Discretionary Contributions.

2.20        Discretionary Contributions Account

“Discretionary Contributions Account” means the Subaccount recording Discretionary Contributions made to the Plan on behalf of the Participant pursuant to Section 5.2, as adjusted for allocations of Earnings, distributions and other factors affecting the value of such Subaccount.

2.21        Earnings

“Earnings” for each Subaccount means the amount credited or debited to the Subaccount on each Determination Date in a Plan Year, which shall be credited or debited at the Earnings Rate (defined in Section 6.2(d)) that applies for such Plan Year.

2.22        Effective Date

“Effective Date” means February 22, 2011, which was the date this Plan first became effective.

2.23        Elective Deferral Contributions

“Deferral Contributions” means the Base Salary and/or Bonus Compensation deferred by a Participant in accordance with Article 3 and allocated to his or her Deferral Contributions Account, pursuant to Section 4.2.

2.24        Elective Deferral Contributions Account

“Deferral Contributions Account” means the Subaccount recording Deferral Contributions of the Participant pursuant to Section 4.2, as adjusted for allocations of Earnings, distributions and other factors affecting the value of such Subaccount.

2.25        Eligible Employee

“Eligible Employee” means, for any Plan Year, any employee who: (a) holds a position at the Company or at any of its participating Affiliates at a “Director” level or higher and (b) has been designated as eligible to participate in this Plan by the Compensation Committee. Subject to the provisions of the Plan, all Eligible Employees will be eligible to defer compensation and receive benefits at the time and in the manner provided hereunder. Notwithstanding anything in the Plan to the contrary, no employee who is eligible to participate in the Executive Nonqualified Deferred Compensation Agreement adopted by the Company in 2009 (i.e., Company executives with a title of Senior Vice President and higher) shall be permitted to make Elective Deferral Contributions under this Plan earlier than the Plan Year beginning January 1, 2012.

2.26        Employee

“Employee” means a person classified by the Company as an employee of the Company or its participating Affiliates. “Employee” for purposes of the Plan shall not include an individual whom the Company classifies as an independent contractor but who is reclassified as a common law employee of the Company or any of its participating Affiliates by a federal, state or local government agency, a court judgment or a settlement or similar agreement resulting from agency or court proceedings.

2.27        ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.28        Ineligible Employee

“Ineligible Employee” means, regardless of whether he or she would qualify as an Eligible Employee, any employee who is:

(a)     An individual who falls outside of the top-hat group; i.e. those Employees who are not part of a select group of management or highly compensated employees (as described in Section 11.1), as determined by the Committee;

(b)     Covered by a collective bargaining agreement;

(c)     Treated by the Company as an independent contractor;

(d)     Leased from another company;

(e)     A temporary employee as defined in the Company’s Human Resources policies; or

(f)     Not on a United States payroll of the Company (such as a nonresident alien with no U.S. source of income).

2.29        Notice of Discretionary Contribution Award

“Notice of Discretionary Contribution Award” means a written notice of award evidencing the amount of and terms governing each such Discretionary Contribution. The terms governing each such Discretionary Contribution shall include (a) vesting conditions and (b) the date(s) on which payment is to commence for the Class Year Account to which the Discretionary Contribution is credited.

2.30        Participant

“Participant” means an Eligible Employee who has elected to defer a portion of his or her Base Salary and/or Bonus Compensation under the Plan. A person remains a Participant as long as he or she has an Account under the Plan, whether or not he or she remains an Eligible Employee. In addition, where applicable, the term “Participant” may also include a Beneficiary or an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)(1)(B)) to the extent an Account Balance is maintained under the Plan for such Beneficiary or alternate payee.

2.31        Participation Election

“Participation Election” means the most recent election properly submitted by an Eligible Employee to the Committee prior to the beginning of a Deferral Period, subject to Section 3.1, specifying the amount to be deferred for such Deferral Period. The Eligible Employee shall also elect the form and timing of payment in the Participation Election for each Class Year Account related to such Deferral Period. Such election may be submitted in any form permitted by the Committee.

2.32        Part-Year Participant

“Part-Year Participant” means an Eligible Employee who becomes newly eligible to participate in the Plan and who participates in the Plan subject to Section 3.1(b).

2.33        Plan

“Plan” means this Lithia Motors, Inc. Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan, as amended from time to time.

2.34        Plan Year

“Plan Year” means the calendar year.

2.35        Separation from Service

“Separation from Service” means a Participant’s termination of employment with the Company and all of its Affiliates that constitutes a “separation from service” within the meaning of Code Section 409A.

2.36        Specified Employee

“Specified Employee” is a Participant who, as of the date of his or her Separation from Service, is a key employee of the Company or any of its Affiliates (excluding entities or organizations required to be aggregated pursuant to Code Section 414(m) or 414(o)), but only if the stock of the Company or any such Affiliates is publicly traded on an established securities market or otherwise on such date. A Participant is a “key employee” if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on a “specified employee identification date.” If a Participant is a key employee as of December 31, the Participant shall be treated as a Specified Employee for the entire 12-month period beginning on the next following January 1.

2.37        Subaccount

“Subaccount” means one or more of the Elective Deferral Contributions Account and the Discretionary Contributions Account.

2.38        Unforeseeable Financial Emergency

“Unforeseeable Financial Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example: (a) imminent foreclosure of or the Participant’s eviction from the Participant’s primary residence may constitute an Unforeseeable Financial Emergency; (b) the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Financial Emergency; (c) the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) may also constitute an Unforeseeable Financial Emergency; and (d) the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.

ARTICLE 3

PARTICIPATION AND DEFERRALS

3.1          Eligibility and Participation

(a)     Annual Participation. An Eligible Employee may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Election to the Committee by the date or dates selected by the Committee, which date or dates shall in no event be later than December 31 of the year preceding the immediately following Deferral Period to which the Participation Election relates.

(b)     Part-Year Participation. An Employee who becomes newly eligible to participate in the Plan may begin his or her participation in the Plan by submitting a Participation Election to the Committee within thirty (30) days after the date the Employee is initially eligible to participate in the Plan pursuant to Section 3.1(a), or such earlier date set by the Committee. The Participation Election shall be effective for the deferral of only Base Salary paid for services to be performed after the effective date of the Participation Election. No deferral election under this Section 3.1 shall apply to Bonus Compensation. If no Participation Election is submitted within the Employee’s 30-day (or shorter) election period, the Employee shall next be eligible to participate beginning January 1 of the next following calendar year and must submit a Participation Election in accordance with Section 3.1(a). This Section 3.1(c) shall also apply to an Employee who becomes eligible to participate in the Plan even if he or she was previously so eligible, provided that such Employee was not eligible at any time during the 24-month period ending on the date when he or she again becomes eligible to participate in the Plan. For purposes of the foregoing sentence, with respect to any Account maintained on behalf of an Employee, the accrual of Earnings pursuant to Article 6 shall not be treated as eligibility to participate in the Plan.

(c)     Change in Employment Status. If a Participant is no longer a member of the eligible group of Employees, any Participation Election currently in effect shall be continued to the end of the Deferral Period, but no new Participation Election may be made by such Participant for the corresponding Deferral Period. All Account Balances for such Participant shall remain in the Plan until they are distributed under the terms of Article 7.

(d)     Leaves of Absence.

(i)     Paid Leave of Absence. If a Participant is authorized by his or her employer for any reason to take a paid leave of absence from the employment of the employer, the Participant shall continue to be considered employed by the employer and the Participant’s elective deferrals shall continue to be withheld during such paid leave of absence in accordance with Section 3.4.

(ii)     Unpaid Leave of Absence. If a Participant is authorized by his or her employer for any reason to take an unpaid leave of absence from the employment of the employer, the Participant shall continue to be considered employed by the employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires, or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

3.2          Form of Deferral

An Eligible Employee may elect a deferral in the Participation Election as follows:

(a)     The deferral of a portion of:

(i)     the Base Salary payable by the Company during the applicable Deferral Period; or

(ii)     the Bonus Compensation payable by the Company during the applicable Deferral Period, but only to the extent such deferral is made under Section 3.1(a).

(b)     For purposes of deferrals of Base Salary or Bonus Compensation, the amount to be deferred shall be stated as a percentage, not to exceed the maximums and not to be less than the minimums described in Section 3.3, or in such other manner as provided by the Committee.

3.3          Limitations on Deferrals

The following limitations shall apply to deferrals:

(a)     Maximum. With respect to a Deferral Period, maximum deferral percentages are as follows: 50% of Base Salary; 100% of Bonus Compensation.

(b)     Minimum. The minimum dollar amount for deferral under this Plan with respect to any Deferral Period is $5,000.

(c)     Changes in Minimum or Maximum. The Committee may change the minimum or maximum deferral amounts from time to time upon written notice. No such change may affect the amount specified in a Participation Election made prior to the Committee’s action.

3.4          Continuation of Deferral Amount

Once an Eligible Employee has submitted a Participation Election, the elected deferral amount shall remain in effect for the applicable Deferral Period. The election shall be irrevocable as of December 31 immediately preceding such Deferral Period except as provided in Sections 3.5 and 7.1(c). The Committee shall establish such rules as it may decide with respect to the modification or termination of the Participation Election prior to it becoming irrevocable.

3.5          Effect of Disability on Participation Elections

A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Elective Deferral Contributions commitment that would otherwise have been withheld from a Participant’s Base Salary and/or Bonus Compensation for the Plan Year during which the Participant first suffers a Disability; provided, however, that such reduction shall take effect by the later of (1) the end of the Plan Year in which the Participant becomes Disabled or (2) the 15th day of the third month following the date such Disability occurred. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

ARTICLE 4

ELECTIVE DEFERRAL CONTRIBUTIONS

4.1          Withholding of Elective Deferral Contributions

For each Plan Year, Elective Deferral Contributions shall be withheld each Deferrable Compensation Payment Date in the percentage amount elected in the applicable Participation Election for that Plan Year.

4.2          Timing of Credits; Tax and Other Withholding

Elective Deferral Contributions shall be credited to the Elective Deferral Contributions Account in accordance with rules established by the Committee and by such deadlines as the Committee shall establish, in its discretion. Any withholding of taxes or other amounts, including FICA and Medicare taxes, with respect to Elective Deferral Contributions that is required by state, federal or local law shall be withheld from corresponding nondeferred compensation.

4.3          Vesting of Accounts; Forfeiture

Each Participant shall be 100% vested at all times in the amounts credited to such Participant’s Elective Deferral Contributions Account, including Earnings. Notwithstanding the foregoing to the contrary, if the Committee determines that a Participant was terminated from employment by the Company (or an Affiliate) for misconduct, willfully or wantonly harmful to the Company (or an Affiliate), the Participant shall forfeit the entire balance of his or her Elective Deferral Contributions Account.

ARTICLE 5

DISCRETIONARY CONTRIBUTIONS

5.1          Discretionary Contributions

Each Plan Year, the Company may determine whether to make Discretionary Contributions for that Plan Year and the amount of the aggregate Discretionary Contributions. If the Company determines to make such Discretionary Contributions, the Committee shall determine how the Discretionary Contributions are to be allocated among the Participants’ Discretionary Contributions Accounts, including whether and to what extent any individual, group, or groups of Participants shall participate in the allocation of such contribution. A Participant’s Discretionary Contributions shall be credited to the Discretionary Contributions Account as of the time selected by the Committee.

5.2          Vesting of Accounts; Forfeiture

(a)     A Participant shall vest in any Discretionary Contributions, including Earnings, made with respect to a given Plan Year under the schedule applied by the Committee to such Discretionary Contributions for that Plan Year. This schedule will be as set forth in the Notice of Discretionary Contribution Award underlying each such Discretionary Contribution.

(b)     In the event a Change in Control occurs prior to a Participant’s Separation from Service, the Participant’s Discretionary Contributions Account shall become 100% vested.

(c)     In the event of a Participant’s separates from Service on account of death or Disability, the Participant’s Discretionary Contributions Account shall become 100% vested.

(d)     The unvested portion of a Participant’s Discretionary Contributions account shall be automatically and irrevocably forfeited upon the Participant’s Separation from Service, except in the case of a Separation from Service on account of death or Disability.

(e)     If the Committee determines that a Participant was terminated from employment by the Company for misconduct, willfully or wantonly harmful to the Company, the Participant shall forfeit the entire balance of his or her Discretionary Contributions Account, whether or not vested.

ARTICLE 6

ACCOUNTS

6.1          Account

For record-keeping purposes only, a Participant’s Elective Deferral Contributions, Discretionary Contributions, and Earnings on each type of contribution shall be credited to the Participant’s respective Subaccounts, and, in the aggregate, to the Participant’s Account. The Account and Subaccounts shall be bookkeeping devices utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.

6.2          Determination of Accounts and Subaccounts

Each Participant’s Account and Subaccounts as of each Determination Date shall consist of the balance of the Account and Subaccounts as of the immediately preceding Determination Date, adjusted as follows:

(a)     Elective Deferral Contributions. The Account and Subaccounts shall be increased by any Elective Deferral Contributions credited since such immediately preceding Determination Date.

(b)     Discretionary Contributions. The Account and Subaccounts shall be increased by Discretionary Contributions, if any, credited since such immediately preceding Determination Date.

(c)     Distributions. The Account and Subaccounts shall be reduced by any benefits distributed to the Participant since such immediately preceding Determination Date.

(d)     Earnings. The Account and Subaccounts shall be credited or debited on a monthly basis with an earnings rate computed in the same way as interest (the “Earnings Rate”). The Committee shall determine the Earnings Rate for a Plan Year prior to the commencement of the Plan Year for which the Earnings Rate is to be effective.

6.3          No Actual Investments

Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Earnings Rate is to be used for measurement purposes only, and the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of the Participant’s Account in any investments. In the event that the Company or the Trustee(s) (as that term is defined in the Trust), in its own discretion, decides to invest funds in any investments, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

6.4          Statement of Accounts

The Committee shall give to each Participant a statement showing the balances in the Participant’s Account and Subaccounts on a quarterly basis or at such other times as may be determined by the Committee.

6.5          Tax and Other Withholding

Any withholding of taxes or other amounts with respect to Discretionary Contributions, including Earnings that is required by state, federal or local law shall be withheld from the Participant’s nondeferred compensation.

(a)     Elective Deferral Contributions. For each Plan Year in which a Participant has elected to make Elective Deferral Contributions, the Participant’s employer shall withhold from that portion of the Participant’s Base Salary and/or Bonus Compensation that is not being deferred, in a manner determined by the employer, the Participant’s share of FICA and other employment taxes on such Elective Deferral Contribution amounts. If necessary, the Committee may reduce the Elective Deferral Contribution amount in order to comply with this Section 6.5(a).

(b)     Discretionary Contributions. When a Participant becomes vested in a portion of his or her Discretionary Contribution account, the Participant’s employer shall withhold from the Participant’s Base Salary and/or Bonus Compensation that is not being deferred, in a manner determined by the employer, the Participant’s share of FICA and other employment taxes or such amount. If necessary, the Committee may reduce the vested portion of the Participant’s Discretionary Contribution amount in order to comply with this Section 6.5(b).

ARTICLE 7

BENEFIT PAYMENTS

7.1          Early Withdrawals

A Participant’s Account may be distributed to the Participant before Separation from Service as follows:

(a)     Election for In-Service Withdrawal.

(i)     Date of Withdrawal. An election may be made in a Participant’s Participation Election to withdraw all or any portion of the amount deferred, excluding any Earnings credited thereon, by that Participation Election as of a date specified in that Participation Election. Such date shall not be sooner than January 1 of the fifth Plan Year following the Plan Year to which the deferral election applies (e.g., for amounts deferred in the 2012 Plan Year, the in-service withdrawal date cannot be sooner than January 1, 2017).

(ii)     Withdrawal Schedule. The in-service withdrawal election shall specify a distribution period of between one (1) and four (4) years. The amount of each payment shall equal deferral amount to which the in-service withdrawal election applies divided by the elected in-service withdrawal period (e.g., where a Participant elects an in-service withdrawal over four years of a $10,000 deferral, each year’s distribution shall be $2,500, which equals the deferral amount divided by the four year withdrawal period).

(iii)     Available Amounts. No amounts from the Participant’s Discretionary Contributions Account or the Earnings credited to the Participant’s Elective Deferral Contributions Account may be withdrawn under this 7.1.

(b)     Re-Election for In-Service Withdrawal. A Participant may change the payment date for the in-service withdrawal elected in Section 7.1(a) one time, subject to the following:

(i)     Timing of Election. The new election may be made not less than twelve (12) months before the date the payment is scheduled to be paid and shall not take effect until at least 12 months after the date on which the election is made; and

(ii)     Payment Commencement Delay. The payment shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid.

(c)     Unforeseeable Financial Emergency. If upon the request of a Participant the Committee finds that, based on the relevant facts and circumstances of each case, a Participant has suffered an Unforeseeable Financial Emergency, the Committee may make a distribution from the Participant’s Elective Deferral Contributions Account. If a Participant receives a distribution as a result of an Unforeseeable Financial Emergency, the Participant’s deferral election under his or her Participation Election shall be cancelled for the remainder of the Plan Year in which the withdrawal is made.

The distribution on account of an Unforeseeable Financial Emergency shall not exceed the Participant’s Elective Deferral Contributions Account balance as of the Determination Date (as determined by the Committee) or the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution), whichever is less. A distribution on account of an Unforeseeable Financial Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship).

(d)     Payment. The amount payable under this Section 7.1 shall be paid in a lump sum within sixty (60) days following receipt of a proper request in the event of an Unforeseeable Financial Emergency, or following the elected payment date in the event of an in-service withdrawal. In either case, such amount shall be charged to the Participant’s Account as a distribution.

(e)     Fixed Payment Commencement Date. If so provided in the Notice of Discretionary Contribution Award underlying a particular Class Year Account, distribution of amounts held in that Class Year Account shall commence on the earlier of: (i) the fixed payment commencement date specified in the Notice of Discretionary Contribution Award or (ii) the Participant’s Separation from Service (under 7.2, below).

7.2          Separation from Service

If a Participant’s employment is terminated with the Company due to a Separation from Service (other than death), the Company shall pay to the Participant benefits equal to the balance in the Account on the applicable Determination Date (as determined by the Committee) subject to the forfeiture provision of Section 5.2(c). The Discretionary Contributions Account shall be paid in the Annual Installment Method over a ten (10) year period. Subject to Section 7.7, Elective Deferral Contributions Accounts shall be paid as elected in the Participant’s Participation Election relating to each Deferral Period (Sections 7.2(a) and (b)), as required in Section 7.2(c), or as elected pursuant to Section 7.2(d) below. Distributions under this 7.2 shall commence after the January 1 following the calendar year in which the Separation from Service occurs, but not later than March 15 of such calendar year.

(a)     Alternative Forms. Alternative forms of benefit payment for Elective Deferral Contributions Accounts shall be:

(i)     A lump-sum amount which is equal to the applicable Elective Deferral Contributions Account balance. This is also the default in the event there is not a valid Participation Election on file as of a Participant’s date of Separation from Service.

(ii)     Annual Installment Method over either a five (5) or ten (10) year period.

(b)     Small Amounts. Notwithstanding the form elected, if the Participant’s total Account under this Plan, any plan, agreement, program or other arrangement required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2) does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) on the applicable Determination Date selected by the Committee following the Participant’s Separation from Service, the total Account Balance shall be paid in a lump sum within sixty (60) days following such Determination Date. In 2011, this amount is $16,500, as thereafter increased for cost of living adjustments. Such payment shall not be made unless it results in the termination and liquidation of the entirety of the Participant’s interest under this Plan and all such arrangements.

(c)     Change in Form and Timing of Benefits. A Participant may elect to change the form or timing of benefit payments due to a Separation from Service up to a maximum of once per Class Year Account. Any such election changes will not be valid and shall have no effect to the extent they were made within twelve (12) months prior to the date of the Participant’s Separation from Service. In addition, the payment with respect to which any such election change is made shall be deferred for a period of not less than five (5) years after the date such payment would otherwise have been paid (or in the case of installment payments treated as a single payment, five (5) years after the date the first amount would otherwise have been paid). This Section 7.2(d) does not apply to any payments on account of death or to amounts payable under Section 7.1.

7.3          Distributions due to Qualified Domestic Relations Orders, 409A Taxation

(a)     Qualified Domestic Relations Orders. Notwithstanding anything to the contrary herein, all or a portion of the Account Balance of a Participant may be distributed prior to an event specified in Sections 7.1 or 7.2, where an “alternate payee,” as defined in Code Section 414(p)(8), of a Participant obtains a domestic relations order that the Committee determines meets the requirements of Code Section 414(p), applied as if the Plan were a retirement plan qualified under Code Section 401(a), and if such order awards all or a portion of the Account Balance of the Participant to such alternate payee, then the Plan may make an immediate lump sum distribution to such alternate payee of the amount awarded to such alternate payee. A lump sum distribution shall be the only form of distribution available with respect to an alternate payee and such distribution shall be made as soon as administratively feasible after approval of the domestic relations order by the Committee as meeting the requirements of Code Section 414(p), but in no event later than the 15th day of the third month following the calendar year in which such domestic relations order was issued.

(b)     Code Section 409A Taxation. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant under Code Section 409A prior to receipt, then the affected Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company or participating Affiliate, as appropriate, shall distribute to the Participant immediately available funds in an amount equal to the taxes imposed under Code Section 409A on his or her benefits . If the petition is granted, the tax liability distribution shall be made not later than the 15th day of the third month following the year in which the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid to the Participant under this Plan.

7.4          Withholding; Payroll Taxes

The Company shall withhold from payments hereunder any taxes required to be withheld from such payments under federal, state or local law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405, or any successor provision thereto.

7.5          Payments Subject to Code Section 162(m)

Notwithstanding any other provision of the Plan, if the Company reasonably anticipates that any portion of a payment in a calendar year would be disallowed as a deduction to the Company due to Code Section 162(m), such payment may be delayed in accordance with Section 409A. It shall instead be paid in the first following calendar year during which the Company reasonably anticipates that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m). All delayed payments will be paid by January 31 of such year. In addition, where any scheduled payment to a specific Participant in the Company’s taxable year is delayed in accordance with this Section 7.5, the delay in payment will be treated as a subsequent deferral election (governed by Section 7.2(d) above) unless all scheduled payments to that Participant that could be delayed in accordance with this Section 7.5 are also delayed.

7.6          Payment to Guardian

If a distribution is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution.

7.7          Payments to Specified Employees

In the case of a Participant who is a Specified Employee as of his or her date of Separation from Service, all payments under Section 7.2 to which he or she is otherwise entitled during the first six (6) months following such date shall be delayed until and paid on the first day of the seventh month following such date (or, if earlier, the date of death of the Specified Employee). The Participant’s Subaccounts shall continue to receive credits for deemed investments under Article 6 until such delayed distribution date.

7.8          Payments upon Death

Upon the death of a Participant, any portion of such Participant’s Account Balance that has not yet been distributed shall be paid to the Participant’s Beneficiary in the same manner and form as though the Participant had Separated from Service under Section 7.2.

7.9          Permissible Acceleration of Payments Under Treasury Regulations

In general, no distribution under the Plan may be paid earlier than specified by the terms of the Plan. Notwithstanding any other provision of the Plan, the Committee shall have the discretion to accelerate distributions under the Plan to the extent permitted under and in accordance with Treasury Regulation Section 1.409A-3(j)(4).

ARTICLE 8

BENEFICIARY DESIGNATION

8.1          Beneficiary

Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as, or different from, the Beneficiary designated under any other plan of the Company or an Affiliate in which the Participant participates.

8.2          Beneficiary Designation; Change

A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time-to-time. Upon acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3          Acknowledgment

No designation or change in designation of a Beneficiary shall be effective until received in writing by the Committee or its designated agent.

8.4          No Beneficiary Designation

If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.

8.5          Doubt as to Beneficiary

If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6          Discharge of Obligations

The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant.

ARTICLE 9

ADMINISTRATION

9.1          Powers and Authority of the Company

The Company, acting through the Board, has the following absolute powers and authority under the Plan:

(a)     To amend or terminate the Plan, at any time and for any reason (subject to Article 10);

(b)     To determine the amount, timing, vesting, and other conditions applicable to Plan contributions and benefits;

(c)     To set aside funds to assist the Company (or any participating Affiliate) to meet its obligations under this Plan, provided that the funds are set aside in a manner that does not result in immediate taxation to Participants;

(d)     To establish investment policy guidelines applicable to funds (if any) set aside under (c);

(e)     To establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits under the Plan;

(f)     To take any such other actions as it deems advisable to carry out the purposes of the Plan; and

(g)     To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan.

9.2          Plan Administrator

The Company has appointed the Committee to act as Plan Administrator. All actions taken by the Committee, or by its delegate, as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan, subject only to the claims procedures in the Administrative Appendix. The Company intends the Plan to meet the requirements of Section 409A. The Committee shall interpret the Plan in such a way as to meet such requirements. The Committee has the following powers and authority under the Plan:

(a)     In the exercise of its sole, absolute, and exclusive discretion, to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all non-routine claims for benefits and to determine all issues relating to eligibility for benefits;

(b)     To authorize withdrawals due to Unforeseeable Financial Emergency;

(c)     To carry out day-to-day administration of the Plan, including notifying individuals of their eligibility to participate in the Plan and of the provisions of the Plan, processing distributions, establishing enrollment requirements, approving and processing Participant Elections, providing Participants with statements of Account and approving and processing changes in the time and/or form of distributions;

(d)     To establish administratively reasonable dates, times, and periods, to the extent that the terms of the Plan provide for the Committee to do so;

(e)     To prepare forms necessary for the administration of the Plan, including Participation Elections, beneficiary designation forms, investment designation forms, and any other form or document deemed necessary to the effective administration of the Plan;

(f)     To approve and adopt communications to be furnished to Participants explaining the material provisions, terms, and conditions of the Plan;

(g)     To negotiate and document agreements with Plan service providers;

(h)     To amend the Plan for legal, technical, administrative, or compliance purposes, as recommended by legal counsel, as well as to amend the Plan’s claims rules;

(i)     To determine the Earnings Rate to be applied to Participant Accounts;

(j)     To work with Plan service providers to ensure the effective administration of the Plan; and

(k)     To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan, any such delegation to carry with it the full discretion and authority vested in the Committee.

9.3          Binding Effect of Decisions

The finding, decision, determination or action of the Committee or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon any and all persons having any interest in the Plan unless determined, subject only to the Plan’s claims rules. No findings, decisions or determinations of any kind made by the Committee or its delegate shall be disturbed unless the Committee or its delegate has acted in an arbitrary and capricious manner.

9.4          Indemnification

The Company shall indemnify and hold harmless the Board, Committee and any officers or employees of the Company and its Affiliates to which Plan responsibilities have been delegated from and against any and all liabilities, claims, demands, costs and expenses including attorneys fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such person. The Company shall have the right, but not the obligation, to conduct the defense of such person in any proceeding to which this paragraph applies.

9.5          Effect of a Mistake

In the event of a mistake or misstatement as to the eligibility, participation or service of any Participant or the amount of payments made or to be made to a Participant or Beneficiary, the Committee shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of the amounts of payments as will, in its sole judgment, result in the Participant or Beneficiary receiving the proper amount of payments under the Plan.

ARTICLE 10

AMENDMENT AND TERMINATION OF PLAN

10.1        Amendment

(a)     The Board may, at any time, amend the Plan in whole or in part by written instrument, provided that no amendment shall reduce the amount credited to any Account maintained under the Plan as of the date of the amendment. Any change in the manner that Earnings are credited to Accounts shall not become effective before the first day of the Plan Year that follows the adoption of the amendment, provided, however, that the selection of the Earnings Rate by the Committee to be applied for a given Plan Year may be changed at any time prior to the beginning of such Plan Year.

(b)     Generally, the Company shall amend the Plan by action of the Board. However, the Committee may approve amendments to the Plan, without prior approval or subsequent ratification by the Board, if the amendment (i) does not significantly change the benefits provided under the Plan (except as required by a change in applicable law); (ii) does not significantly increase the costs of the Plan; and (iii) is intended to enable the Plan to remain in compliance with the requirements of the Code, ERISA, or other applicable law, to facilitate administration of the Plan, or to improve the operation of the Plan. A duly authorized officer of the Company shall execute the amendment, evidencing the Company’s adoption of the amendment.

10.2        Company’s Right to Terminate

The Board may, at any time, partially or completely, terminate the Plan.

(a)     Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Elections. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Participation Elections entered into prior to the effective date of such partial termination.

(b)     Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Participation Elections, and by terminating all ongoing Participation Elections. If such a complete termination occurs, the Plan shall cease to operate and all Accounts will be distributed to Participants at the time(s) and in the form(s) elected by the Participants in such Participants’ Participation Elections, unless the Board directs that distributions occur sooner in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix).

10.3        Adoption of Plan by Affiliates

With the approval of the Board, an Affiliate may adopt the Plan for the benefit of its Employees. The participating Affiliate shall become a party to the Plan effective as of the date it specifies in its adopting resolutions. The participating Affiliate shall file with the Board a certified copy of a resolution of its board of directors adopting the Plan and such other instruments as the Company may require.

10.4        Action Binding on Participating Affiliates

The Company and the Committee shall be empowered to act for any participating Affiliate in all manners respecting the Plan. Any action taken by the Company or the Committee with respect thereto shall automatically include and be binding upon any participating Affiliate.

10.5        Termination of Participating Affiliate

(a)     The Company reserves the right, in its sole discretion and at any time, to terminate the participation in the Plan of any participating Affiliate. Such termination shall be effective immediately, upon notice of such termination from the Company to the participating Affiliate. Such termination shall not in and of itself result in the termination of the Plan.

(b)     Any participating Affiliate may terminate its participation in the Plan by providing written notice to the Committee and the Board. The termination shall be effective on the date the written notice is received by the Committee and the Board, or such later date as is agreed to by the withdrawing Affiliate, the Committee and the Board.

(c)     If an Affiliate ceases to be a participating Affiliate in the Plan, for whatever reason, and the Participant has not had a Separation from Service, then the Participant will be treated as having a change in employment status, as described in Section 3.1(d), and the Committee shall not accept any additional Participation Elections from that Participant.

ARTICLE 11

MISCELLANEOUS

11.1        Unfunded Plan

The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

11.2        Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns (including any alternate payees under qualified domestic relations orders (as defined in Code Section 414(p)(1)(B))) shall have no secured legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in, any property or asset which may be acquired by the Company. Except as provided in Section 11.3, assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries, heirs, successors or assigns (including any alternate payees), or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

11.3        Trust Fund

The Company shall establish the Trust, and the Participant’s employer shall at least annually transfer over to the Trust such cash and/or cash equivalent assets as are equal in amount to the increase in each Participant’s Account for the preceding twelve (12) month period. In addition, the Participant’s employer shall at least annually transfer over to the Trust such additional assets as the employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Elective Deferral Contributions and Discretionary Contributions for the employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Accounts for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

The provisions of this Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, its participating Affiliates, Participants and the creditors of the Company and its participating Affiliates to the assets transferred to the Trust. The Company and its participating Affiliates shall at all times remain liable to carry out their obligations under the Plan.

Although the Trust shall be irrevocable, its assets shall be held for payment of all the general creditors of the Company and its Affiliates in the event of insolvency.

The obligations of the Company and its participating Affiliates under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the obligations of the Company and its participating Affiliates under this Plan. To the extent any benefits provided under the Plan are paid from the Trust, neither the Company nor its Affiliates shall have any further obligation to pay them. If not paid from the Trust, such benefits shall remain the obligation of the Company and its participating Affiliates. Notwithstanding the existence of the Trust, it is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

11.4        Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. Except as the Committee determines is otherwise required by law or order of a court of competent jurisdiction, including a domestic relations order (as defined in Code Section 414(p)(1)(B)), no part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.5        Not a Contract of Employment

The Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in the Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

11.6        Governing Law

The provisions of the Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.

11.7        Validity

In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.8        Successors

The provisions of the Plan shall bind and inure to the benefit of the Company, its Affiliates, and their successors and assigns. The term “successors” as used herein shall include any corporation or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and the successors of any such corporation or other business entity.

11.9        Captions

The captions of the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.10      Entire Agreement

The Plan document represents the entire agreement between the Company and any Participant in the Plan. The Plan supersedes any and all prior agreements between the Company and any Participant, whether such agreement or agreements were written or oral. Any amendment or modification to the terms of the Plan must be in writing and signed by an authorized officer of the Company. No Participation Election shall in any way amend, modify, alter or revise the Plan. In the event the terms of the Participation Election conflict with the terms of the Plan, the terms of the Plan shall be controlling.

11.11      Code Section 409A

The Plan is intended to comply with the requirements of Code Section 409A (including accompanying regulations and current IRS guidance) or, to the extent possible, to be exempt from the requirements of Code Section 409A, whether pursuant to the short-term deferral exception described in Treas. Reg. 1.409A-1(b)(4) or otherwise. To the extent Code Section 409A applies to the Plan or to any Participant Accounts, it is intended that the Plan and any such Accounts comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. The Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary to comply with Code Section 409A and any official guidance issued thereunder. The Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent necessary to comply with Code Section 409A (or to be exempt from the requirements of Code Section 409A) and to avoid or mitigate the imposition of additional taxes under Code Section 409A. Moreover, and notwithstanding any provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole and complete discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan so that the Plan qualifies for exemption from, or complies with, the requirements of Code Section 409A. None of the Company, the Board or the Committee (i) make any representations that the Plan qualifies for exemption from or complies with Code Section 409A or (ii) make any undertaking to preclude Code Section 409A from applying to the Plan; no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Code Section 409A from a Participant or any other individual to the Company or any of its affiliates, employees or agents. Moreover, for purposes of applying the provisions of Code Section 409A to this Plan, each separately identified amount to which a Participant is entitled under this Plan shall be treated as a separate payment.

11.12      Furnishing Information

A Participant, or his or her Beneficiary, will cooperate with the Committee by furnishing any, and all information, requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to, taking such physical examinations as the Committee may deem necessary.

11.13      Insurance

The Company or a participating Affiliate, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Participant’s employer or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company, or companies, to whom the Company or its participating Affiliate has applied for insurance.

ARTICLE 12

CLAIMS PROCEDURES

12.1        Presentation of Claim

Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. The claim must state with particularity the determination desired by the Claimant.

12.2        Notification of Decision

The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)     that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)     that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)     the specific reason(s) for the denial of the claim, or any part of it;

(ii)     specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)     a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)     an explanation of the claim review procedure set forth in Section 12.3 below.

12.3        Review of a Denied Claim

Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)     may review pertinent documents;

(b)     may submit written comments or other documents; and/or

(c)     may request a hearing, which the Committee, in its sole discretion, may grant.

12.4        Decision on Review

The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)     specific reasons for the decision;

(b)     specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)     such other matters as the Committee deems relevant.

12.5        Legal Action

A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Any such legal action must be taken within twelve (12) months of the date of the Committee’s final denial on review, otherwise it is time-barred.

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IN WITNESS WHEREOF, an authorized officer of the Company has signed this document on the ______ day of ________________, 2011, to be effective February 22, 2011.

LITHIA MOTORS, INC. By ________________________________ Its

APPENDIX A — PARTICIPATING AFFILIATES

Participating Affiliates as of January 1, 2011

As of January 1, 2011, the following Affiliates of Lithia Motors, Inc. have adopted the Plan and are participating in the Plan: